EXHIBIT 99.1

GOODRICH PETROLEUM CORPORATION ANNOUNCES

FIRST QUARTER 2004 RESULTS

Houston, Texas—May 13, 2004. Goodrich Petroleum Corporation today announced financial and operating results for its first quarter ended March 31, 2004. Due to substantial increases in both production volumes and oil and gas prices, the Company reported a record level of quarterly revenues and operating cash flow.

REVENUES

Total revenues for the three months ended March 31, 2004 increased by 54% to $10,925,000 versus $7,078,000 for the three months ended March 31, 2003. This increase resulted from a 23% increase in oil and gas production volumes, due to several successful well completions since the first quarter of 2003, as well as higher average prices for oil and gas. Additionally, oil and gas revenues in the first quarter of 2004 include sales of natural gas liquids in the amount of $231,000, resulting from processing a portion of the Company’s natural gas production beginning in May 2003. In the first quarter of 2004, prices received by the Company were $5.85 per Mcf of gas and $34.96 per barrel of oil versus prices of $4.21 per Mcf of gas and $29.70 per barrel of oil in the first quarter of 2003.

NET INCOME

In the three months ended March 31, 2004, the Company reported net income of $2,124,000, or $0.12 per basic share, compared to $247,000, or $0.01 per basic share in the prior year period. Net income in the current quarter was reduced by a non-cash provision for deferred income taxes in the amount of $1,144,000. After giving effect to preferred stock dividends of $158,000 in the first quarters of 2004 and 2003, as well as a non-cash charge for a change in accounting principle of $205,000 in the first quarter of 2003, net income applicable to common stock was $1,966,000, or $0.11 per basic share, in the three months ended March 31, 2004, compared to a net loss of $116,000 ($0.01 per basic share) in the three months ended March 31, 2003.

CASH FLOW

Net cash flow from operations, before changes in working capital increased by 103% to $6,288,000 in the three months ended March 31, 2004, compared to $3,099,000 in the three months ended March 31, 2003. Net changes in current assets and current liabilities resulted in a further increase of $887,000 in working capital in the three months ended March 31, 2004, compared to a decrease of $2,471,000 in the three months ended March 31, 2003 (see accompanying table for a reconciliation of net cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

PRODUCTION

Net production increased in the three months ended March 31, 2004 by approximately 23% to 997,442 Mcf of gas and 136,031 barrels of oil, or 1.81 billion cubic feet equivalent (“Bcfe”), versus 744,410 Mcf of gas and 121,608 barrels of oil, or 1.47 Bcfe in the three months ended March 31, 2003. The Company’s net production in the first quarter of 2004 increased by approximately 3% over the fourth quarter of 2003.

CAPITAL EXPENDITURES

Capital expenditures totaled $5,683,000 in the three months ended March 31, 2004, compared to $4,219,000 in the three months ended March 31, 2003. In the first quarter of 2004, the Company participated in the drilling of two successful exploratory wells in the Burrwood/West Delta 83 field and made substantial leasehold acquisitions in the East Texas portion of its Cotton Valley Trend play.

For the year 2004, the Company has established a preliminary capital expenditure budget of $25 million, which will be focused on its core operating areas in South Louisiana, as well as on its recently acquired acreage position in the Cotton Valley Trend of East Texas and North Louisiana. The Company expects to finance its 2004 capital expenditures out of operating cash flow and borrowing capacity under its senior credit facility.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called net cash flow from operations before changes in working capital because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Net cash flow from operations before changes in working capital should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

As announced on March 30, 2004, the Company has restated its financial statements for the years ended December 31, 2001 and 2002 and the first three quarters of 2003 due to the correction of a systematic error in the calculations of its non-cash depreciation, depletion and amortization expense since 1997. The effects of the restatement on the Company’s previously issued financial statements for the three months ended March 31, 2003 are reflected herein. The restatement adjustments had no impact on the Company’s oil and natural gas reserves, working capital or cash flow from operating, investing or financing activities.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

	Three Months Ended March 31,
Selected Income Data	2004	2003
		(as restated)
Total Revenues	$10,925,265	$7,078,480

Lease Operating Expense	1,548,818	1,757,185
Production Taxes	695,072	530,904
Depletion, Depreciation and Amortization	2,753,847	2,061,323
Exploration	936,825	553,472
General and Administrative	1,505,406	1,538,444
Interest Expense	216,931	235,497
Loss on Sale of Assets	—	21,082

Net Income Before Income Taxes	3,268,366	380,573
Income Taxes	1,143,928	133,198

Net Income Before Cumulative Effect	2,124,438	247,375
Cumulative Effect of Change in Accounting Principle	—	(205,293)

Net Income	2,124,438	42,082
Preferred Stock Dividends	158,365	158,366

Net Income (Loss) Applicable to Common Stock	$1,966,073	$(116,284)

Net Income (Loss) Per Share—Basic
Net Income (Loss) Before Cumulative Effect	$0.12	$0.01
Cumulative Effect of Change in Accounting Principle	—	(0.01)

Net Income (Loss)	$0.12	$0.00

Net Income (Loss) Applicable to Common Stock	$0.11	$(0.01)

Net Income (Loss) Per Share—Diluted
Net Income (Loss) Before Cumulative Effect	$0.10	$0.01
Cumulative Effect of Change in Accounting Principle	—	(0.01)

Net Income (Loss)	$0.10	$0.00

Net Income (Loss) Applicable to Common Stock	$0.09	$(0.01)

Average Common Shares (Basic)	18,413,570	17,971,341
Average Common Shares (Diluted)	20,796,148	20,112,090

Selected Cash Flow Data

Net cash flow from operations, before changes in working capital (non GAAP)	$6,287,840	$3,099,252
Net changes in working capital	887,302	(2,471,246)

Net cash provided by operating activities (GAAP)	$7,175,142	$628,006

Selected Operating Data

Net Natural Gas Produced (Mcf)	997,442	744,410
Average Price Per Mcf	$5.85	$4.21
Net Crude Oil Produced (Bbl)	136,031	121,608
Average Price Per Bbl	$34.96	$29.70